UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 16, 2008

99¢ ONLY STORES
(Exact Name of Registrant as Specified in Charter)

California	1-11735	95-2411605
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4000 East Union Pacific Avenue
City of Commerce, California	90023
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (323) 980-8145

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.  Costs Associated with Exit or Disposal Activities.

On the evening of September 16, 2008, the Board of Directors of 99¢ Only Stores (the “Company”), together with its management team, made a decision to exit the Company’s Texas market in an orderly and prompt fashion.  The Company’s exit plan anticipates that it would cease all operations and complete the sale of its assets within one year.  The determination to take this action resulted after a thorough review of sales and profit performance of the Company’s Texas stores.  Despite years of positive same-store sales, the Company’s Texas stores were only generating slightly more than half of the average sales of its non-Texas stores.  Additionally, the Company’s Texas operation remains unprofitable.

As a result of the decision to close its Texas operations, the Company estimates that it will recognize the following pre-tax charges over the course of the exit plan:

Non-cash pre-tax charges expected to be recognized:
•	Approximately $13-14 million in net fixed assets write-offs and depreciation

Total cash pre-tax charges of approximately $27-31 million expected to be recognized:
•	Approximately $15-16 million in real estate operating lease termination payments
•	Approximately $10-12 million in operations and inventory liquidation related expenses
•	Approximately $2-3 million in employee severance and benefits

The actual amount of non-cash and cash charges incurred by the Company in connection with the Texas exit plan may be different than the estimated amounts set forth in this report.  The Company can not predict with certainty the actual costs of this decision or precisely when these costs will be incurred over the course of the exit plan.

The full text of the Company’s press release announcing the decision to exit Texas market is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 2.06.  Material Impairments.

The response to Item 2.05 is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibit

	Exhibit No.	Description

	99.1	Press Release dated September 17, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

99¢ ONLY STORES

Date: September 18, 2008	By:	/s/ Eric Schiffer
Eric Schiffer
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated September 17, 2008